 Filed Pursuant to Rule 424(b)(3)

Registration No. 333-212880

PROSPECTUS SUPPLEMENT NO. 1

Dated August 21, 2017

(To Prospectus dated September 29, 2016

4,448,274 Shares of Common Stock

Warrants to Purchase 1,724,137 Shares of Series A-2 Convertible Preferred Stock or Common Stock

This prospectus supplement (“Supplement”) modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, that certain prospectus, dated September 29, 2016 (“Prospectus”), related to the resale or other disposition from time to time of the following securities of Adamis Pharmaceuticals Corporation (the “Company”) to be offered by the selling stockholders identified in the Prospectus, including their transferees, pledgees, donees or successors: (i) up to 1,724,137 shares (the “Conversion Shares”) of our common stock issuable upon the conversion of previously issued Series A-2 Convertible Preferred Stock (the “Series A-2 Preferred”), (ii) up to 1,724,137 shares (the “Warrant Shares”) of our common stock that are issuable upon the exercise of warrants issued to the initial holders of shares of Series A-2 Preferred to purchase shares of our common stock or Series A-2 Preferred (the “2016 Warrants”), (iii) up to 1,724,137 2016 Warrants, and (iv) up to 1,000,000 shares of our common stock issuable upon the exercise of a warrant (the “BSB Warrant”), to the extent exercisable, issued to one of the selling stockholders to purchase shares of our common stock. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus and all supplements thereto.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the Prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2016, and in our subsequently filed periodic and current reports and documents incorporated by reference therein and herein, which we file with the Securities and Exchange Commission, which describe specific risks and other information that should be considered before you make an investment decision.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in documents that are incorporated by reference into this Supplement and the Prospectus. The Prospectus, and the documents that are incorporated by reference into the Prospectus, contain forward-looking statements regarding events, conditions, and financial trends that may affect our plans of operations, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus and the documents that are incorporated by reference into the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made or included in this Supplement and the Prospectus.

REPRICING OF CERTAIN WARRANTS

On August 18, 2017, the Company entered into agreements (the “Exercise Agreements”) with certain warrant holders (“Holders”) that hold 2016 Warrants originally purchased pursuant to the Purchase Agreement dated as of July 11, 2016. Pursuant to the Exercise Agreements, the Holders agreed to exercise their 2016 Warrants in full (the “Reprice Warrants”) for cash to acquire shares of common stock, and the Company agreed to reduce the exercise price of their outstanding 2016 Warrants from $2.90 to $2.70 per share. The Holders own, in the aggregate, 2016 Warrants to purchase a total of 1,154,976 shares.

This Supplement is being filed to reflect the Exercise Agreements with the Holders of 2016 Reprice Warrants and the reduction in the exercise price of the following warrants to $2.70:

Holder	No. Of Warrants Subject to Repricing
Funds advised by Sio Capital Management, LLC(1)	1,154,976

TOTAL	1,154,976

(1)	Based on information provided to the Company by the named stockholders. Includes 2016 Warrants held by the following Holders to purchase the following numbers of shares: Compass MAV LLC, 356,431 shares; Compass Offshore MAV Limited, 268,582 shares; and Sio Partners, LP, 529,963 shares. Sio Capital Management, LLC serves as investment advisor of Sio Partners, LP, Compass MAV LLC, and Compass Offshore MAV Limited. Sio GP, LLC is the general partner of Sio Partners, LP. Sio Capital Management, LLC is the investment manager of Compass Offshore MAV Limited and of Compass MAV LLC. Michael Castor, as principal of Sio GP, LLC and Sio Capital Management, LLC, has voting and investment control over the securities beneficially owned by each of the foregoing stockholders. Each of Sio Capital Management, LLC, Sio GP, LLC and Michael Castor disclaims beneficial ownership over the securities held of record by stockholders, except to the extent of its or his pecuniary interest therein.

The date of this Prospectus Supplement No. 1 is August 21, 2017